EX.99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 29, 2015, relating to the financial statements and financial highlights which appear in the November 30, 2014 Annual Report to Shareholders of Goldman Sachs MLP Energy Infrastructure Fund. We also consent to the references to us under the headings “Financial Highlights” in the Prospectus, and under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 30, 2015